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                                                                     EXHIBIT 5.1

                        [Cooley Godward LLP LETTERHEAD]


June 8, 1998

Artecon, Inc.
6305 El Camino Real
Carlsbad, CA  92009

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Artecon, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 2,000,000 shares of the Company's Common Stock, $.005 par value, pursuant to its 1996 Stock Option Plan, as amended (the "Option Plan") and up to 200,000 shares of the Company's Common Stock, $.005 par value, pursuant to its 1996 Employee Stock Purchase Plan, as amended (the "Purchase Plan") (collectively referred to herein as the "Shares").

In connection with this opinion, we have examined the Registration Statement, the Option Plan, the Purchase Plan, your Second Amended and Restated Certificate of Incorporation, as amended, and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Option Plan or the Purchase Plan, as applicable, and the Registration Statement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By: /s/ THOMAS A. COLL
    ------------------
    Thomas A. Coll